Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coherus BioSciences, Inc. Amended and Restated 2014 Equity Incentive Award Plan of Coherus BioSciences, Inc. of our reports dated March 15, 2024, with respect to the consolidated financial statements of Coherus BioSciences, Inc. and the effectiveness of internal control over financial reporting of Coherus BioSciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
August 8, 2024